                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                             HARTMARX CORPORATION
.............................................................................
               (Name of Registrant as Specified In Its Charter)

                                GLENN R. MORGAN
..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/
         .......................................................................

      4) Proposed maximum aggregate value of transaction:
         .......................................................................

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
         ......................................................

      2) Form, Schedule or Registration Statement No.:
         ......................................................

      3) Filing Party:
         ......................................................

      4) Date Filed:
         ......................................................


Notes:

                                      LOGO

                               ----------------

                                     NOTICE
                                       OF
             ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 14, 1994

To the Stockholders of HARTMARX CORPORATION:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HARTMARX CORPORATION will be held at 1680 East Touhy Avenue, Des Plaines, Illinois, on Thursday, April 14, 1994, at 11:00 A. M. for the following purposes:

  (1)To elect Directors of the Corporation.

  (2)To consider ratifying the appointment of independent auditors.

  (3)To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed February 16, 1994, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

  In order that the shares of the Corporation may be represented as fully as possible at the Annual Meeting, every stockholder is requested to vote, date, sign and mail the enclosed Proxy as early as practicable, in the accompanying postage-paid envelope addressed to Glenn R. Morgan, Assistant Secretary, HARTMARX CORPORATION, 101 North Wacker Drive, Chicago, Illinois 60606. If you also attend the Annual Meeting, you will have the opportunity to vote your shares in person instead of having the Proxy counted.

  A complete list of the stockholders entitled to vote at the Annual Meeting, showing the address and number of shares registered in the name of each stockholder, may be examined by any stockholder, for any purpose germane to the meeting, during regular business hours between April 1, 1994 and April 14, 1994, at the office of Mrs. Kay C. Nalbach, Assistant Secretary of the Corporation, 101 North Wacker Drive, Chicago, Illinois.

  A Proxy Statement with respect to the Annual Meeting is attached hereto. The Annual Report to Stockholders on Form 10-K for the fiscal year ended November 30, 1993, is enclosed herewith.

                                          By Order of the Board of Directors

                                          LOGO
                                          GLENN R. MORGAN, Assistant Secretary

Chicago, Illinois
February 28, 1994

                                      LOGO

                              ------------------

                                PROXY STATEMENT
                                      FOR
             ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 14, 1994

  The Common Stock of HARTMARX CORPORATION (the "Corporation") is the only security entitled to vote at the meeting. On February 16, 1994, the record date for determining the stockholders entitled to vote at the meeting, the Corporation had 31,997,182 shares of outstanding Common Stock, each share entitled to one vote, held by approximately 7,400 stockholders (estimated by adding the number of registered holders furnished by the Corporation's registrar and the number of participants in the Hartmarx Employee Stock Ownership Plan). All shares represented by valid Proxies received pursuant to this solicitation will be voted, if the Proxies are not revoked prior thereto. Any stockholder may revoke a Proxy at any time prior to the voting by delivering to the Corporation's Assistant Secretary a signed notice specifying the number of shares and clearly identifying the Proxy to be revoked or by attending the Annual Meeting and voting in person by written ballot. The Corporation's principal executive offices are located at 101 North Wacker Drive, Chicago, Illinois 60606, telephone 312/372-6300.

  The enclosed Proxy is solicited by the Corporation's Board of Directors (the "Board"). The cost of preparing and mailing the proxy material will be paid by the Corporation. The approximate mailing date for this material is February 28, 1994. The Corporation will, upon request, reimburse brokers, banks and trust companies for the costs incurred in mailing the proxy material to their customers who are beneficial owners of Common Stock of the Corporation registered in the names of such brokers, banks and trust companies or their nominees. In addition to solicitation by mail, officers and regular employees of the Corporation may solicit Proxies by telephone or telegram or in person, but will receive no additional compensation for such activities.

  Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed by the Board for the meeting. The affirmative vote of a plurality of the shares represented at the meeting is required to elect directors and the affirmative vote of a majority of such shares is required to ratify the appointment of auditors. Abstentions and broker non-votes are each included in the determination of shares present and voting, but each is tabulated separately. Abstentions are counted as votes cast, while broker non-votes are not counted in determining whether a proposal has been approved.

                        ITEM (1)--ELECTION OF DIRECTORS

  Votes will be cast pursuant to authority granted by the enclosed Proxy for the election of the thirteen nominees named below as directors of the Corporation. Each elected director's term of office will be for one year or until a successor is duly elected and qualified. In the event any of these nominees becomes unavailable for election for any reason, votes will be cast pursuant to authority granted by the enclosed Proxy for such persons as may be designated by the Board.

                    INFORMATION ABOUT NOMINEES FOR DIRECTORS

  The information shown below includes the principal business affiliations of each nominee since 1989.

                                                                         Shares
                                                                        Held(1)
                                                                         ------
                A. ROBERT ABBOUD, 64 - Director since 1974               22,669
                                                                        (14,669)

                Mr. Abboud is president of A. Robert Abboud and Company, a private investment company. From April, 1988 to March, 1991, he was chairman and chief executive officer of First City Bancorporation of Texas, Inc. and its subsidiary, First City National Bank of Houston. He is also a director of AAR Corporation, First City Bancorporation of Texas, Inc. and Inland Steel Company. (2)



                LETITIA BALDRIGE, 68 - Director since 1986               13,579
                                                                        (13,079)



                Ms. Baldrige is a writer, public relations consultant and president of Letitia Baldrige Enterprises, Inc., a management training company. She is also a director of the Federal Home Loan Bank of Atlanta and Outlet Communications, Inc.


                JEFFREY A. COLE, 52 - Director since 1990                20,096
                                                                        (17,596)



                Mr. Cole is chairman, chief executive officer and a director of Cole National Corporation, a specialty retailer, having served as president, chief executive officer and director prior to 1991. He is also a director of American Consumer Products, Inc. and Victoria Financial Corporation.


                RAYMOND F. FARLEY, 69 - Director since 1981              46,096
                                                                        (19,596)

                Mr. Farley is retired as president and chief executive officer of S. C. Johnson & Son, Inc. (SC Johnson Wax). He served as president and chief operating officer of SC Johnson Wax prior to December, 1988. He is also a director of Johnson Worldwide Associates, Inc., Kemper Corporation and Snap-On Tools Corporation.

                                                                         Shares
                                                                        Held(1)
                                                                         ------
                ELBERT O. HAND, 54 - Director since 1984                127,157
                                                                       (109,253)


                Mr. Hand is chairman and chief executive officer of HARTMARX CORPORATION. He was president and chief operating officer from 1987 to 1992. He was also president and chief executive officer of the Corporations' Men's Apparel Group from 1982 to 1989.


                DONALD P. JACOBS, 66 - Director since 1980               29,056
                                                                        (21,661)


                Mr. Jacobs is Dean of the J. L. Kellogg Graduate School of Management and Professor of Finance at Northwestern University. He is also a director of Commonwealth Edison Company, First Chicago Corporation and its subsidiary, The First National Bank of Chicago, Pet Incorporated, UDC Homes, Inc., Unocal Corporation and Whitman Corporation.


                MILES L. MARSH, 46 - Director since 1990                 17,818
                                                                        (16,318)


                Mr. Marsh is chairman, chief executive officer and a director of Pet Incorporated, a producer of specialty foods. From 1989 to 1991 he served as president, chief operating officer and a director of Whitman Corporation, a diversified holding company. During 1989, he was president of General Foods USA, a division of Philip Morris Companies, Inc., and previously served as president, Operations & Technology Group with Kraft, Inc. He is also a director of Continental Bank Corporation and its subsidiary, Continental Bank, N.A., Evanston Hospital and Whirlpool Corporation.


                CHARLES MARSHALL, 64 - Director since 1980               27,344
                                                                        (13,079)


                Mr. Marshall is retired as vice chairman of the board and a director of American Telephone and Telegraph Company, a communications company. He is also a director of Ceridian Corporation, GATX Corporation, Grumman Corp., Sonat, Inc., Sunstrand Corp. and Zenith Electronics Corp.


                CHARLES K. OLSON, 51 - Director since 1992                 2,500
                                                                         (2,500)

                Mr. Olson is executive vice president and managing director of Dearborn Financial, Inc., an investment advisory and financial consulting firm. (3)

                                                                         Shares
                                                                        Held(1)
                                                                         ------

                TALAT M. OTHMAN, 57 - Director since 1992                  5,417
                                                                         (5,417)

                Mr. Othman is chairman, chief executive officer and a director of Dearborn Financial, Inc., an investment advisory and financial consulting firm. He is also a director of Banc One Wisconsin Corporation, Harken Energy Corporation, Pathogenesis and Tejas Power Corporation. (3)



                HOMI B. PATEL, 44 - Director since 1994                  97,964
                                                                        (67,637)

                Mr. Patel is President and Chief Operating Officer of HARTMARX CORPORATION. He was group executive vice president of the Men's Apparel Group in 1987, president in 1990 and chairman and chief executive officer in 1991. He is also a director of the Amalgamated Life Insurance Co.



                STUART L. SCOTT, 55 - Director since 1993                20,417
                                                                         (5,417)

                Mr. Scott is chairman and chief executive officer of LaSalle Partners Limited, an international real estate services firm. He was co-chairman from 1988 to 1993, and previously served in various executive positions with LaSalle Partners. (4)



                SAM F. SEGNAR, 66 - Director since 1981                  21,433
                                                                        (19,596)

                Mr. Segnar is retired as chairman and chief executive officer of Enron Corp., an integrated gas pipeline company, and also former chairman of both Vista Chemical Company, an integrated producer of commodity and specialty chemicals, and Collecting Bank, N.A. He is also a director of Gulf States Utilities Co., Mapco, Inc., Seagull Energy Corp., Textron, Inc. and ProBank, N.A.

- --------
(1) Shares listed include shares of Common Stock beneficially owned, directly or indirectly, as of February 16, 1994 and shares which may be acquired within 60 days through exercise of stock options (shown in parentheses under "Shares Held"). Shares beneficially owned, directly or indirectly, and shares which may be acquired within 60 days through the exercise of stock options (shown in parentheses) by the Named Executive Officers included in the Summary Compensation Table (other than Messrs. Hand and Patel) are as follows: Mr. Stein, 74,945 (61,751); Mr. Rueckel, 6,000 (5,000); and, Mr. Morgan, 21,409 (9,125). No director or nominee beneficially owns as much as 1% of the Corporation's Common Stock. All directors and executive officers of the Corporation as a group (a total of 20 persons) beneficially own 616,453 shares of Common Stock (1.8% of all outstanding shares), including 437,327 shares (1.3%) that they have rights to acquire within 60 days through the exercise of stock options.
(2) On November 23, 1992, First City Bancorporation of Texas, Inc. ("First City"), consented to an involuntary bankruptcy petition filed against it on October 31, 1992, and the Bankruptcy Court entered an order permitting First City to operate as a debtor-in-possession under Chapter 11 of the Bankruptcy Code. In January, 1993, the FDIC announced the sale of 20 full service First City "bridge banks" at a larger than expected economic premium. On January 18, 1994, First City and the FDIC approved a term sheet to form the basis of a to-be-negotiated definitive agreement reflecting their preliminary understandings regarding settlement of the litigation between First City and the banking regulators. The term sheet provides, in part, that all depositors and proven creditors of the former First City banks be paid in full, that the Bank Insurance Fund suffer no loss, and that all surpluses in the First City bank receiverships be returned to First City over time. An initial distribution of $200 million would be paid to First City upon consummation of a plan of reorganization incorporating the terms of the proposed settlement. A plan of reorganization is expected to be filed with the bankruptcy court shortly.
(3) Messrs. Olson and Othman were elected, and are being nominated for election, as directors pursuant to the provisions of a Stockholder's Agreement entered into by the Corporation and Traco International, N.V. ("Traco"), in conjunction with Traco's December 31, 1992 acquisition of 5,714,286 shares of the Corporation's Common Stock at $5.25 per share together with a currently exercisable warrant to purchase an additional 1,649,600 shares at $6.50 per share. In October and December, 1993, Traco transferred 5,523,810 shares to Emerson Investment, Ltd. ("Emerson"), and Emerson consented to be bound by the terms of the Stockholder's Agreement. Dearborn Financial, Inc. is an affiliate of Traco and Emerson. On December 31, 1993, Traco granted Mr. Othman and Mr. Olson certain appreciation rights in 100,000 and 50,000 shares, respectively, under Traco's outstanding warrant. Messrs. Othman and Olson disclaim any beneficial ownership of these securities (see "Ownership of Common Stock").
(4) Affiliates of LaSalle Partners Limited manage certain commercial real estate in which subsidiaries of the Corporation lease offices and showrooms, including the Corporation's principal executive offices. Mr. Scott does not have a direct or indirect material interest in these transactions.

  Directors, officers and holders of more than 10% of the Corporation's Common Stock are required to file reports of their transactions in the Corporation's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange and to furnish copies of these reports to the Corporation. These reports are to be filed within specified times after each reportable transaction. During fiscal year 1993, Mr. Hand and Mr. Scott each made one late filing with respect to a reportable transaction.

  The Board held four regular meetings, one of which was the annual meeting, and four special meetings in fiscal 1993. Mr. Cole missed two Board meetings and one committee meeting and Mr. Jacobs missed two Board meetings and three committee meetings; all other directors attended at least 75% of Board and committee meetings. Board committees are reconstituted annually at the Annual Meeting of the Board immediately following the Annual Meeting of Stockholders.

  The Audit Committee now consists of Mr. Farley, chairman, Ms. Baldrige, Mr. Cole, Mr. Jacobs, Mr. Marsh, Mr. Olson, Mr. Scott and Mr. Segnar. It met three times in fiscal 1993. It maintains communications between the directors and independent auditors and assists the Board with its responsibilities relating to corporate accounting, integrity of financial controls and reporting practices. It reports to the entire Board periodically on such matters as the Committee or the Board may specify, approves in advance all non-audit work which the independent auditors perform for the Corporation and approves their fees.

  The Compensation and Stock Option Committee (the "Compensation Committee") is currently composed of Mr. Marshall, chairman, Mr. Abboud, Mr. Farley, Mr. Jacobs and Mr. Othman. It met four times in fiscal 1993. It exercises the full powers of the Board with respect to compensation paid to executives of the Corporation and its subsidiaries. It also grants employee stock options and makes other determinations needed for administration of employee stock option plans. It approves management incentive (bonus) plans and determines from time to time the standards of performance for bonus payments.

  The Nominating Committee now consists of Ms. Baldrige, chairperson, Mr. Farley, Mr. Marsh, Mr. Marshall, Mr. Scott and Mr. Segnar. It met twice in fiscal 1993. Its function is to propose to the entire Board qualified nominees for election to fill vacancies on the Board. Stockholders wishing to suggest qualified candidates for this Committee's consideration should forward their suggestions to the Nominating Committee, in care of Mrs. Kay C. Nalbach, Assistant Secretary, HARTMARX CORPORATION, 101 North Wacker Drive, Chicago, Illinois 60606.

  The Strategy Committee is currently composed of Mr. Jacobs, chairman, Mr. Abboud, Mr. Cole, Mr. Farley, Mr. Hand and Mr. Othman. It did not meet in fiscal 1993. It provides advice and assistance to the Board on matters relating to the initiation, implementation and completion of the Corporation's plans and the conduct of the Corporation's business and affairs. It reports to the entire Board periodically on such matters as the Committee or Board may specify.

  For fiscal 1993, each of the directors not employed by the Corporation was entitled to receive a $17,500 annual retainer plus $750 for each Board meeting attended and $600 for each committee meeting attended. Each committee chairman was entitled to receive $2,500 annually in addition. Some of the directors had the opportunity to defer payment of all or a portion of annual fees otherwise payable from January 1, 1986 through 1989. Deferred fees earn interest from the date of deferral at 110% of the seasoned Moody's Corporate Bond Index rate. Upon termination of their service as a director, the Corporation agrees to pay such deferred fees and interest ("Deferral Account"), either in a lump sum or in installments. The deferral arrangements also provide for the Corporation's payment of specified death benefits under certain circumstances. Each director who has deferred fees is an unsecured general creditor of the Corporation with respect to such Deferral Account. Some directors have withdrawn or converted their Deferral Account into Director Stock Options exercisable for $1.00.

  Director Stock Options ("DSOs") and Director Deferred Stock Awards ("DDSAs") may be granted under the 1988 Stock Option Plan. Except as described below, DSOs are generally identical to employee stock options but may be granted only to directors who are not employed by the Corporation or any of its subsidiaries ("Outside Directors"). The number of shares of Common Stock covered by DSOs granted to a director in any twelve-month period ending each March 31 is obtained by dividing the amount of the director's annual retainer by the fair market value of a share on the date or dates of grant, but will not be less than 1,000 shares. In addition, each Outside Director may choose to receive, on each date of election to the Board, a DSO in lieu of all or part of the annual retainer payable during such director's term of office. The number of shares covered by such a DSO is obtained by dividing the unpaid retainer amount by the excess of the fair market value of a share on such date over $1.00; the purchase price of each covered share is $1.00. For shares covered by these DSOs outstanding on a Common Stock dividend record date, the director will be paid cash dividend equivalents based on the cash dividend (or cash value of other property) that would have been received had such DSO shares been issued and outstanding on the dividend record date. DDSAs consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. Each Outside Director is granted 150 units on each date of election to the Board. DDSAs earn dividend equivalents in the same manner as DSOs but such dividend equivalents are credited to the director's account as additional units. Upon the director's death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash.

                         EXECUTIVE OFFICER COMPENSATION

  The following table shows the compensation for the past three fiscal years of the Corporation for each of the Corporation's five most highly compensated executive officers performing policy making functions for the Corporation, including the Chief Executive Officer (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation               Long Term Compensation
                              -------------------------------  ------------------------------------
                                                                         Awards            Payouts
                                                               -------------------------- ---------
                                                               Restricted   Securities    Long-Term
   Name and Principal                            Other Annual    Stock      Underlying    Incentive      All Other
        Position         Year Salary(1)  Bonus   Compensation  Awards(2)  Options/SARs(3)  Payouts    Compensation(4)
 ----------------------- ---- --------- -------- ------------  ---------- --------------- ---------   ---------------
Elbert O. Hand,          1993 $489,167  $254,250       --       $264,258       30,000         --          $3,811
 Chairman and            1992  429,584    75,000       --            --       137,759      $8,548(5)       6,328
 Chief Executive Officer 1991  425,000    46,097       --            --       100,000         --             --
Homi B. Patel,           1993  388,500   149,992       --        157,997       25,000         --           2,817
 President and           1992  350,000    65,622       --            --        57,909         --           2,572
 Chief Operating Officer 1991  269,292    32,825       --            --        20,000         --             --
Carey M. Stein,          1993  243,333    89,316       --         94,322       20,000         --           2,508
 Executive Vice          1992  198,334    45,000       --            --        55,252         --           2,599
 President, Chief        1991  184,416     9,860       --            --        20,000         --             --
 Administrative Officer,
 General Counsel and
 Secretary
Wallace L.               1993  150,000    89,316   $99,264(6)     89,320       25,000         --             720
 Rueckel,                1992      --        --        --            --           --          --             --
 Executive Vice          1991      --        --        --            --           --          --             --
 President and Chief
 Financial Officer
Glenn R. Morgan          1993  145,917    48,544       --         27,281        8,000         --           1,555
 Senior Vice             1992  134,000    25,000       --            --         3,374         --           1,372
 President and           1991  133,375     8,670       --            --           --          --             --
 Controller

- --------
(1) Compensation amounts disclosed in the Corporation's proxy statement for fiscal year 1991 contained certain other compensation for Messrs. Hand and Stein, including imputed income amounts for leased automobiles and term life insurance. The amounts included are as follows: Mr. Hand, $8,903 and Mr. Stein, $7,724.
(2) The dollar amount shown equals the number of shares of restricted stock multiplied by the stock price on the grant date. This valuation does not take into account the diminution in value attributable to the restrictions placed on the shares. On January 4, 1993, the following restricted shares were awarded in lieu of a portion of the executive officer's cash increase in salary for fiscal 1993 and subject to his continued employment for one year: Mr. Hand, 1,568; Mr. Patel, 1,254; Mr. Stein, 784; and Mr. Morgan,
    471. On November 30, 1993, the following restricted shares were awarded and will vest in one-third increments over three years, subject to the executive officer's continued employment (unless otherwise specified in an employment agreement): Mr. Hand, 36,322; Mr. Patel, 21,428; Mr. Stein, 12,760, Mr. Rueckel, 12,760; and Mr. Morgan, 3,468. The number and value of the aggregate restricted stock holdings at the end of fiscal year 1993 were: Mr. Hand, 37,890 ($265,230); Mr. Patel, 22,682 ($158,774); Mr. Stein,
    13,544 ($94,808); Mr. Rueckel, 12,760 ($89,320); and Mr. Morgan, 3,939
    ($27,573). Dividends are paid on all shares of restricted stock at the same rate as on unrestricted shares.

(3) On October 14, 1992, the Compensation Committee granted 326,500 stock options at an exercise price of $5.25 to 144 employees who agreed to the cancellation of all stock options granted between 1983 and 1991 (a total of 1,035,606 options). The Named Executive Officers agreed to cancellation of their options, including those granted in fiscal year 1991.
(4) These amounts represent the Corporation's contributions to the Hartmarx Employee Stock Ownership Plan and premiums paid for term life insurance. The amounts contributed to the Plan in 1993 were: Mr. Hand, $1,179; Mr. Patel, $917; Mr. Stein, $1,318; and Mr. Morgan, $855. The premiums for term life insurance in 1993 were: Mr. Hand $2,632; Mr. Patel, $1,900; Mr. Stein, $1,190; Mr. Rueckel, $720; and Mr. Morgan, $700.
(5) Mr. Hand was granted a 5,645 share Restricted Stock Award on August 7, 1990, with vesting subject to his continued employment by the Corporation until April 12, 1992 and the achievement of specified performance goals. The amount shown is the value at April 12, 1992 of the 1,410 shares that vested in Mr. Hand pursuant to the achievement of his goals under this Award.
(6) Amount shown for Mr. Rueckel includes relocation expenses totalling $65,491, the cost of a leased automobile and financial counseling, and amounts reimbursed for the payment of taxes. On April 28, 1993, the Corporation loaned Mr. Rueckel $253,000 to assist in the purchase of a new home, with interest accruing at six percent (6%). Total interest accrued of $9,672 was forgiven by the Corporation and is included in the relocation expense figure above. The loan was fully repaid as of January 31, 1994.

EMPLOYMENT AGREEMENTS

  Messrs. Hand, Patel, Stein and Rueckel each have two year employment agreements expiring December 31, 1994, under which each of them will receive annual salaries at least equal to their respective 1993 annual salaries (with increases to be determined by the Compensation Committee), and which provide for participation in the Management Incentive Plan (MIP) and in the Long-Term Incentive Plan (LTIP), both described below, and other fringe benefits available to key executives. These agreements automatically extend through 1996 unless cancelled pursuant to their terms. In the event that any of these executives is discharged without cause or resigns with good reason, which includes resignation due to a change in duties or cancellation of his employment agreement prior to expiration, the executive will be entitled to continuation of salary and fringe benefits for 24 months (with fringe benefits continuing for 36 months in the event of a change in control as described below). In addition, all unpaid incentive compensation under the MIP (including all contingent compensation which would have been payable for an uncompleted fiscal year; plus 66.67% of the executive's maximum bonus opportunity under the MIP for such year) and all unpaid incentive compensation under the LTIP (including all contingent compensation which would have been payable for uncompleted performance periods) becomes immediately payable; and all stock options and restricted stock granted to such executive under the Corporation's stock option plans become immediately exercisable and fully vested, as the case may be. The Corporation has also agreed to pay each executive severance benefits in the event the executive's employment is terminated within 24 months following a change in control of the Corporation for any reason other than (i) death, disability or retirement, (ii) for cause, or (iii) resignation without good reason. The severance payment, payable in lieu of the salary continuation described above, would equal three times the executive's annual base salary as of the date the executive's employment is terminated. In addition, all stock options and restricted stock granted to such executive under the Corporation's stock option plans would become immediately exercisable and fully vested, as the case may be, and the executive would also be entitled to receive any unpaid contingent or other incentive compensation in the same manner as described above (except that the executive would receive an additional 133.34%, rather than 66.67%, of his maximum bonus opportunity under the MIP for such year). In the event the total severance benefits to be received by the executive in connection with a change in control would be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code, then the severance payment is subject to reduction to the extent necessary so that no portion of the executive's severance benefits is subject to such excise tax.

DEFERRED COMPENSATION ARRANGEMENTS

  Messrs. Hand, Patel, Stein and Morgan had the opportunity to defer payment of up to 15% of their annual cash compensation otherwise payable from December 1, 1985 through 1989, and each has since withdrawn the principal portion of his deferred amount. The deferral arrangements were amended in October, 1989, to provide for the Corporation's payment of specified death benefits under certain circumstances. None of these deferral arrangements are intended to constitute a contract of employment or of continuing service, or to obligate the Corporation in any manner to continue the services of any executive, who is no more than an unsecured general creditor of the Corporation with respect to all deferred amounts.

STOCK OPTION PLANS

  The Corporation has a series of stock option plans to encourage directors, officers and other key employees of the Corporation and its subsidiaries to acquire shares of the Corporation's Common Stock, and to enable them to benefit from appreciation in the market price of the shares, thereby gaining a greater personal interest in the continued success and progress of Hartmarx Corporation as a whole. Each plan requires employee stock option ("ESO") prices to be not less than fair market value at grant date and that ESOs, generally, cannot be exercised for one year, and DSOs (described previously) cannot be exercised for six months, after the grant date. Stock appreciation rights, which may be granted in tandem with ESOs granted under the Plans, enable recipients to receive a combination of shares and a cash payment, which together equal the gain in market price from the grant date to the exercise date, with the cash payment limited to one-half of the gain. However, under certain circumstances, the entire gain attributable to stock appreciation rights granted under the 1988 Plan may be paid in cash. The 1985 and 1988 Plans also authorize the grant of Restricted Stock Awards to officers and other key employees. Full ownership of shares covered by an Award are subject to the satisfaction of specified terms and conditions, such as continued employment with the Corporation or the achievement of specified performance goals. If the terms and conditions of the Award are not satisfied, all or a portion of the shares covered by the Award will be forfeited.

  The following tables provide information on the Named Executive Officers' option grants in fiscal 1993, option exercises in fiscal 1993 and value of unexercised options at November 30, 1993.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                   Potential
                                                                  Realizable
                                                                   Value at
                                                                Assumed Annual
                                                                Rates of Stock
                                                                     Price
                                                                 Appreciation
                      Individual Grants                         for Option Term
- --------------------------------------------------------------- ---------------
                                  Percent
                                 of Total
                                  Options
                     Number of    Granted  Exercise
                     Securities     to      or Base
                     Underlying  Employees   Price
                      Options    in Fiscal ($/Share) Expiration
Name                  Granted     Year(1)     (2)       Date    5% ($)  10% ($)
- ----                 ----------  --------- --------- ---------- ------- -------
Elbert O. Hand......   30,000(3)    8.2      6.88    01/13/2003 129,804 328,948
Homi B. Patel.......   25,000(3)    6.8      6.88    01/13/2003 108,170 274,124
Carey M. Stein......   20,000(3)    5.4      6.88    01/13/2003  86,536 219,299
Wallace L. Rueckel..   25,000(4)    6.8      7.06    03/07/2003 111,000 281,296
Glenn R. Morgan.....    8,000(3)    2.2      6.88    01/13/2003  34,614  87,720

- --------
(1) The Corporation granted options representing 368,000 shares to employees in fiscal 1993. No SARs were granted in tandem with these options.
(2) The exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid by offset of the underlying shares, subject to certain conditions.

(3) These options were granted on January 14, 1993 and became fully exercisable on January 14, 1994, and are subject to termination between 90 days to three years following termination of employment in certain events.
(4) These options were granted on March 8, 1993 and become exercisable in cumulative twenty percent (20%) installments commencing March 8, 1994, with full vesting occurring on March 8, 1998, subject to acceleration upon a defined change in control of the Corporation, retirement, disability or death, and subject to termination between 90 days to three years following termination of employment in certain events.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                          Shares             Number of Securities    Value ($) of Unexercised
                         Acquired  Value    Underlying Unexercised     In-the-Money Options
                            on      ($)      Options Nov. 30, 1993         Nov. 30, 1993
Name                     Exercise Realized Exercisable/Unexercisable Exercisable/Unexercisable
- ----                     -------- -------- ------------------------- -------------------------
Elbert O. Hand..........     0        0          79,253/88,506            138,693/105,985
Homi B. Patel...........     0        0          42,637/40,272              74,615/29,726
Carey M. Stein..........     0        0          41,751/33,501              73,064/26,027
Wallace L. Rueckel......     0        0               0/25,000                        0/0
Glenn R. Morgan.........     0        0           1,125/10,249                1,969/4,896

LONG-TERM INCENTIVE PLAN

  Messrs. Hand, Patel, Stein and Rueckel are participants in the Corporation's Long-Term Incentive Plan. This Plan is designed to reward achievement of goals over periods of from two to five years, with each award due after the pertinent performance period ends. These goals relate to growth in net income, return on average shareholders' equity, or other criteria, and may be adjusted by the Compensation Committee from time to time to adapt to major changes affecting the apparel industry or the economy generally. The Committee evaluates the extent to which the goals are achieved and determines the amount of the award that is earned, based on predetermined minimum, target and maximum award levels expressed as percentages of the average base salary of each participant during the performance period. Awards are made in the form of cash, shares of Common Stock or a combination thereof. Stock awarded is subject to restrictions on sale or other transfer and to risks of forfeiture, which the Committee prescribes, but participants who receive shares of restricted stock have the right to vote such shares and receive dividends. Any participant who is terminated or who resigns during a performance period will lose the award for the period (unless otherwise specified in an employment agreement); however, a participant who retires with the consent of the Corporation, becomes disabled or dies will receive a prorated payment of the award for that period, in cash, to the extent earned under the performance goals for that period. No awards were made pursuant to this Plan for the 1991-93 performance period. No performance period was established in fiscal 1992 or 1993.

PENSION PLAN

  The Hartmarx Retirement Income Plan, a trusteed plan, provides for contributions to be made by the Corporation and designated affiliates on an actuarial basis, and provides for defined benefits in the event of retirement after certain age and service requirements have been met. Survivor benefits are also provided in the event of a participant's death after certain other age and service requirements are met. Regular eligible employees of the Corporation or a designated affiliate who participate in The Hartmarx Savings-Investment Plan, a trusteed defined contribution plan, automatically participate in this Plan. Normal retirement age under this Plan is 65 and early retirement at any time after attaining age 55 results in actuarially reduced benefits. Maximum benefits under this Plan are based upon 50% of the highest average annual earnings (base salary, commissions, bonus and overtime), up to $235,840 (reduced to $150,000 for annual earnings after 1993), paid to an employee for any five consecutive years included within the final 10 consecutive years of employment by the Corporation (or subsidiary adopting the Plan), less 50% of the primary Social Security benefit, for 30 years of service, prorated downward to one-sixth of such benefits for the minimum of five years normally required for vested rights.

  The following table shows the estimated annual benefits payable upon retirement at age 65 to participants in this Plan, in specified classifications as to compensation and years of service. These single-life benefits are actuarially reduced when the spouse is named as joint annuitant or if the employee withdraws his or her pre-1984 contributions to the Plan prior to retirement. In certain instances, benefits are subject to limitations imposed by the Employee Retirement Income Security Act of 1974, as amended. The Corporation has authorized additional non-qualified pension payments based upon the benefits which could have been earned in accordance with the formula described in the previous paragraph but for the application of such limitations. Compensation covered by this Plan for the Named Executive Officers generally corresponds with the earned salary, bonus and cash portion of any long-term incentive payout shown in the Summary Compensation Table. Full years of service credited under this Plan as of November 30, 1993, were 24 for Mr. Hand, 13 for Mr. Patel, 9 for Mr. Stein, 0 for Mr. Rueckel and 12 for Mr. Morgan.

               Average                      Years of Credited Service
           Annual Earnings        ----------------------------------------------
          (Highest 5 Years                                                30 or
          of Last 10 Years)         5      10      15      20      25     more
    ----------------------------- ------ ------- ------- ------- ------- -------
   $200,000...................... 15,520  31,039  46,559  62,079  77,598  93,118
    250,000...................... 19,686  39,373  59,059  78,745  98,432 118,118
    300,000...................... 23,853  47,706  71,559  95,412 119,265 143,118
    350,000...................... 28,020  56,039  84,059 112,079 140,098 168,118
    400,000...................... 32,186  64,373  96,559 128,745 160,932 193,118
    450,000...................... 36,353  72,706 109,059 145,412 181,765 218,118
    500,000...................... 40,520  81,039 121,559 162,079 202,598 243,118
    550,000...................... 44,686  89,373 134,059 178,745 223,432 268,118
    600,000...................... 48,853  97,706 146,559 195,412 244,265 293,118
    650,000...................... 53,020 106,039 159,059 212,079 265,098 318,118
    700,000...................... 57,186 114,373 171,559 228,745 285,932 343,118
    800,000...................... 65,520 131,039 196,559 262,079 327,598 393,118
    900,000...................... 73,853 147,706 221,559 295,412 369,265 443,118

                      REPORT OF THE COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION PROGRAM

 Compensation Committee Approach

  The Compensation Committee, which is composed of five independent directors of the Corporation, sets executive compensation levels and establishes and administers short-term and long-term incentive programs based upon a set of guiding principles. These principles, which are designed to align executive compensation with management's execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in shareholder values, are as follows:

. Integration of the elements of the compensation package into a reward program which will attract and retain key executives critical to the long-term success of the Corporation.

. Awarding of short-term incentives on terms closely tied to operating unit performance and based upon the achievement of business goals for the performance period.

. Alignment of executive and shareholder interests through a stock-based long-term incentive program which will reward executives for enhancement of shareholder values.

  In determining the appropriate levels of executive compensation for fiscal 1993, the Compensation Committee took into account both the Corporation's financial performance for the year and the successful efforts of the executive group to achieve a continuing restructuring designed to increase shareholder value and restore profitability. Future compensation will continue to be closely tied to performance and its impact on the growth in shareholder value.

  The total compensation program consists of three components:

 Base Salary

  The base salaries and salary ranges for executives are determined in relation to competitive market data provided in national executive compensation surveys and subject to periodic review by independent compensation consultants. Compensation surveys utilized include the Hay Executive Compensation Report containing information on over 5,000 executives in nearly 500 industrial organizations and the American Apparel Manufacturers' Association Management Compensation Study based upon information from 29 apparel manufacturing companies. Salary ranges are reviewed on an annual basis and adjusted as warranted. Salaries are reviewed on an annual basis and salary changes are based upon individual performance and position in salary ranges within the context of an annual salary budget. The salary budget is determined in relation to competitive market data provided in national salary planning surveys and the financial performance of the Corporation and its operating units. Salary planning surveys utilized include those conducted by the American Compensation Association, Hewitt Associates, William M. Mercer, Sibson & Company, Towers Perrin and The Wyatt Company. If the financial performance of the Corporation falls below business plan targets in sales and earnings, the overall salary budget is established at less than survey national averages and is allocated to operating units based upon achievement of their individual business plans.

  For fiscal 1993, a salary budget of 3.4% was administered with actual salary increases averaging 3.0% throughout the Corporation. Promotional increases were awarded Mr. Patel, newly elected Chief Operating Officer, Mr. Stein, newly elected Chief Administrative Officer and Mr. Morgan, newly elected Senior Vice President, in recognition of their increased responsibilities and individual contributions to the successful restructuring of the Corporation. For fiscal 1992, a salary freeze was instituted for exempt employees throughout the Corporation, including the Named Executive Officers with the exception of Mr. Hand and Mr. Stein. The salary of the Chief Executive Officer is separately discussed below.

  Salaries for the Named Executive Officers remain somewhat below competitive levels, with the competitiveness of the overall compensation package significantly dependent upon the reward opportunities created by achievement of objectives under the Corporation's short-term and long-term incentive plans.

 Short-Term Incentives

  Executives are eligible for annual bonuses under the Management Incentive Plan (MIP). Incentive opportunities are determined in relation to competitive market data as provided in the aforementioned national executive compensation surveys and subject to periodic review by independent consultants. Awards are based upon the achievement of financial goals established for individual operating units and on a consolidated basis in accordance with the Corporation's business plan. Individual awards for Corporate executives are based upon the achievement of both consolidated and operating unit goals weighted according to sales volume. Operating unit executives are measured on the goals appropriate to the unit within which they report with unit heads also accountable for consolidated goals. For fiscal 1993, Corporate executives were measured on Consolidated Pre-Tax Income and operating unit sales-weighted Pre-Tax Income, Cash Flow and Inventory Turnover goals. Operating unit executives were measured on Pre-Tax Income, Sales, Cash Flow and Inventory Turnover goals with unit heads also measured on Consolidated Pre-Tax Income. No bonuses would have been earned if the Corporation had not achieved positive income results. Bonuses were paid for 1993 to 56 executives, averaging 31.0% of salaries and 69.3% of maximum incentive opportunities.

 Long-Term Incentives

  Executives are eligible for awards of stock options and/or restricted stock under the Corporation's Stock Option Plans. Awards are determined in relation to competitive practice and an individual's position. As reflected in the Table of Option Grants In The Last Fiscal Year, one stock option grant was awarded to each of the Named Executive Officers at an exercise price equal to the fair market value of the Corporation's stock on the dates of the grant.

  In addition, the Compensation Committee granted two Restricted Stock Awards to MIP participants. The first award, in January 1993, was granted in lieu of a portion of cash increases in base salaries. The number of shares awarded was determined by dividing the cash value of the increase portion by the fair market value of the Corporation's stock on the date of the grant. These shares were forfeited by recipients no longer employed on the one year anniversary of the grant. The second award, in November 1993, was granted based upon the achievement of Consolidated Pre-Tax Income and operating unit Pre-Tax Income goals. The number of shares awarded was determined by dividing the cash value of 100% of the MIP bonus earned by the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Administrative Officer by the fair market value of the Corporation's stock on the date of the grant. Other MIP participants received shares equal to the value of 50% of bonuses earned. These shares will vest in one-third amounts over the next three year anniversaries of the date of grant and will be forfeited by any recipient not actively employed on a given anniversary unless otherwise specified in an employment agreement.

 Chief Executive Officer Compensation

  The Compensation Committee increased the salary of the Chief Executive Officer 4.2% to $500,000 on January 1, 1993. The determination of the Chief Executive Officer's salary was based upon the salary range for the position, the salary budget established for 1993 and considering the promotional increase awarded in November of 1992. His fiscal 1993 MIP bonus award was based upon the achievement of Consolidated Pre-Tax Income and sales-weighted individual operating unit achievement of Pre-Tax Income, Cash Flow and Inventory Turnover goals. As described above, the Chief Executive Officer received one stock option grant and two restricted stock award grants from the Corporation's Stock Option Plans for 1993. These awards were in recognition of Mr. Hand's contributions to the continuing restructuring as well as to provide an incentive for future performance and the enhancement of shareholder values.

  The Compensation Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 as they relate to limitations on tax deductibility for certain compensation exceeding $1 million for Named Executive Officers. Based upon proposed regulations issued by the Internal Revenue Service, the Committee believes that gains from the exercise of outstanding stock options or future options granted under the Corporation's existing Stock Option Plans through fiscal 1996 will be exempt from this deduction limitation. It is currently intended that any amendment to the Corporation's Stock Option Plans which may be necessary in the future in order to preserve this exemption will be prepared and proposed for shareholder approval as and when required.

  It is the intention of the Compensation Committee, to the extent consistent with sound compensation policy and incentive program design, that compensation for the Named Executive Officers be provided in such a way as to remain tax deductible for the Corporation. It is possible, however, that certain types of compensation awarded to members of the executive group would not qualify as wholly deductible under the new tax law if otherwise in excess of the general deduction limitation. The Committee will continue to review and respond to the new tax law and developing regulations as appropriate.

                             COMPENSATION COMMITTEE

                           Charles Marshall, Chairman

             A. Robert Abboud                                Raymond F. Farley
             Donald P. Jacobs                                Talat M. Othman

                               PERFORMANCE GRAPH

                    TOTAL CUMULATIVE SHAREHOLDER RETURN FOR
                   FIVE-YEAR PERIOD ENDING NOVEMBER 30, 1993



  The Peer Group consists of: Crystal Brands, Inc.; Genesco, Inc., Hartmarx Corporation; Oxford Industries, Inc.; Russell Corporation; and Spring Industries, Inc.

                      ITEM (2) -- APPOINTMENT OF AUDITORS

  Stockholders will be asked to ratify the appointment of Price Waterhouse, certified public accountants, as independent auditors of the accounts of the Corporation and its subsidiaries for the 1994 fiscal year. Price Waterhouse has been regularly engaged in this capacity by the Corporation for over 80 years. A representative of Price Waterhouse will attend the Annual Meeting where he will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions. Stockholder ratification is not required; however, the Corporation considers such ratification to be a desirable practice and if the affirmative vote is less than a majority of the shares voting on the ratification question, the Board would reconsider the appointment.

                           OWNERSHIP OF COMMON STOCK

  Beneficial owners of more than five percent of the Corporation's Common Stock, as shown by information received by the Corporation, are listed below:

                                    Amount and Nature of Beneficial Ownership
                                    ------------------------------------------
                                      Voting Power   Investment Power
        Name and Address of         ---------------- ---------------- Percent
         Beneficial Owner             Sole    Shared   Sole    Shared of Class
        -------------------         --------- ------ --------- ------ --------
Abdullah Taha Bakhsh
 c/o Traco,
 P.O. Box 459,
 Jeddah, Saudi Arabia.............. 7,173,410    --  7,173,410   --     20.8(1)
Continental Bank, N.A., Trustee
 of the Corporation's Savings-
 Investment Plan and ESOP,
 231 S. LaSalle Street,
 Chicago, Illinois 60690...........       --     --        --    --      -- (2)
Norwest Corporation
 Norwest Center,
 Sixth and Marquette,
 Minneapolis, Minnesota 55479...... 1,999,153 35,400 2,509,103 1,500     7.3(3)

- --------
(1) The aggregate amount beneficially owned at December 31, 1993 was 7,173,410 shares, including a currently exercisable warrant to purchase 1,649,600 shares at $6.50 per share (the "Warrant"). 5,523,810 shares are held of record by Emerson Investments, Ltd. ("Emerson") and the Warrant is held of record by Traco International, N.V. ("Traco"). According to Schedule 13D filed with the Corporation, Traco is wholly owned by Mr. Abdullah Taha Bakhsh who represents therein that he has sole power to direct the vote and disposition of the shares Traco has the right to acquire through the Warrant. Emerson has represented to the Corporation that it is wholly-owned by Mr. Bakhsh and that Mr. Bakhsh has sole power to direct the vote and disposition of Emerson's 5,523,810 shares. The Corporation and Traco have entered into a Stockholder's Agreement which, among other things, allows Traco to designate certain individuals to be nominated for election as directors of the Corporation, and for a period of not more than three years ending September 20, 1995, limits Traco's ability to acquire additional shares of the Corporation, limits Traco's ability to transfer its shares and the Warrant, and places restrictions on Traco's ability to vote the shares it holds. Emerson has agreed to be bound by the terms of the Stockholder's Agreement. In addition to the shares set forth in the table above, 190,476 shares are held of record by Williamson Investments, Ltd. ("Williamson"). Williamson has also agreed to be bound by the terms of the Stockholder's Agreement and has represented to the Corporation that it is wholly owned by Mr. Abdel Mohsen Y Abu Shukhaidem and that Mr. Shukhaidem has sole power to direct the vote and disposition of Williamson's 190,476 shares.
(2) Continental Bank, N. A., acts as Trustee of The Hartmarx Savings-Investment Plan and the Hartmarx Employee Stock Ownership Plan ("ESOP"). At January 31, 1994, the Trustee held 2,680,616 shares (7.8%) for the Savings-Investment Plan and 624,905 shares (1.8%) for the ESOP. The Trustee votes all shares held by the respective Plan Trusts proportionally as directed by participants' instructions, except that shares held in certain participant sub-accounts in the ESOP are voted only as directed by participants' instructions.
(3) The aggregate amount beneficially owned at December 31, 1993 was 2,512,653 shares. Norwest Corporation has represented to the Corporation that these shares are held in a fiduciary or representative capacity, and that for purposes of the reporting requirements of the Securities Exchange Act of 1934, Norwest and its subsidiaries are deemed to be beneficial owners of such shares; however, Norwest and its subsidiaries have expressly disclaimed that they are, in fact, the beneficial owners of such shares.

                         PROPOSALS BY SECURITY HOLDERS

  Any proposal which a security holder intends to call upon the Corporation to include in its 1995 Proxy Statement must be received at the principal office of the Corporation no later than October 31, 1994.

                                 OTHER MATTERS

  The Board knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors
                                          LOGO
                                          GLENN R. MORGAN, Assistant Secretary

Chicago, Illinois
February 28, 1994

                                                                          / 4953
(X) PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

                                      FOR      WITHOLD AUTHORITY
1.  Election of Directors             ( )             ( )

NOMINEES:  A. Robert Abboud      Elbert O. Hand      Talat M. Othman
           Letitia Baldrige      Donald P. Jacobs    Homi B. Patel
           Jeffrey A. Cole       Miles L. Marsh      Stuart L. Scott
           Raymond F. Farley     Charles Marshall    Sam F. Segnar
                                 Charles K. Olson

For all nominees listed above (except as marked to the contrary below)
To withold authority to vote for any individual nominees, write names in the space below.

______________________________________________________________________________


2.  TO RATIFY the appointment of
    independent auditors (Item (2)    FOR     AGAINST    ABSTAIN
    of Notice of Annual Meeting).     ( )       ( )        ( )




3.  TO TRANSACT such other buiness as may properly come before the meeting.


                                       Dated this ____ day of ____________, 1994

                                       _________________________________________
                                       (Signature of Stockholder)         (Seal)

                                       _________________________________________
                                       (Signature of Stockholder)         (Seal)

Signature must agree with name as shown above. For shares held in joint tenancy, each of the joint tenants is requested to sign.

                                     PROXY

                    Solicited By the Board of Directors of

                             HARTMARX CORPORATION

  Elbert O. Hand, Homi B. Patel, Wallace L. Rueckel, and each of them, is hereby appointed, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of HARTMARX CORPORATION on April 14, 1994, and at any adjournment thereof, with the full power to vote all of the shares of stock which the undersigned is entitled to vote as specified on the reverse side.

  THIS PROXY WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER BUT IF NO CHOICE IS SPECIFIED IT WILL BE VOTED FOR ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ON THE REVERSE SIDE HEREOF AND IN FAVOR OF THE PROPOSAL SET FORTH IN ITEM (2).

                   Continued, and to be signed on other side

                               GRAPHICS APPENDIX

1. PHOTOS OF THE DIRECTORS AND NOMINEES FOR DIRECTORS APPEAR TO THE LEFT OF EACH RESPECTIVE NAME ON PAGES 2, 3 AND 4.

2. PAGE 14 OF THE PROXY STATEMENT CONTAINS A GRAPH COMPARING THE TOTAL CUMULATIVE SHAREHOLDER RETURN ON THE COMMON STOCK OF THE COMPANY FOR THE LAST FIVE FISCAL YEARS WITH THE CUMULATIVE TOTAL RETURN FOR THE S&P 500 INDEX AND AN INDEX OF PEER COMPANIES SELECTED BY THE COMPANY, AS FOLLOWS:

Measurement Period               Hartmarx         S&P       Peer Group
- ------------------              Corporation    500 Index       Index
(Fiscal Year Covered)           -----------    ---------    ----------
Measurement Pt - 11/30/88         $100           $100         $100

FYE 11/30/89                      $ 87.00        $130.83      $130.31
FYE 11/30/90                      $ 32.06        $126.16      $ 86.11
FYE 11/30/91                      $ 36.07        $151.93      $111.45
FYE 11/30/92                      $ 27.98        $179.97      $129.43
FYE 11/30/93                      $ 34.82        $198.10      $127.27